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                                                                   EXHIBIT 23(a)

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
La Quinta Inns, Inc.:

     We consent to the reference to our firm under the heading "Experts" in the prospectus and to the incorporation by reference in the registration statement on Form S-3 of La Quinta Inns, Inc. of our report dated January 31, 1997, except for note 16, which is as of February 26, 1997, with respect to the combined balance sheets of La Quinta Inns, Inc. as of December 31, 1996 and 1995, and the related combined statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report is included in the annual report on Form 10-K of La Quinta Inns, Inc. for the year ended December 31, 1996.

                                                   KPMG Peat Marwick LLP

San Antonio, Texas
August 15, 1997